Code of Ethics

WAHED INVEST LLC

12 E. 49th Street, 11th Floor,
New York, New York 10017

Phone: 1-855-976-4747
Email: info@wahedinvest.com

Effective as of May 15, 2017

(a)  Introduction and Purpose

Pursuant to the requirements of Rule 204A-1 under the Investment Advisers Act of 1940, as adopted by the Securities and Exchange Commission, Wahed Invest LLC (“Wahed” or the “Firm”) has adopted this Code of Ethics (“Code”) for the purpose of:

(1)   Providing for standards of business conduct that Wahed requires of its Supervised Persons, as herein defined, which standards reflect the Firm’s fiduciary obligations and those of the Firm’s Supervised Persons;

(2)   Requiring the Firm’s Supervised Persons to comply with applicable Federal Securities Laws;

(3)   Requiring  all of the Firm’s “Access Persons,” as herein defined, to report, and the Firm to review, their personal securities transactions and holdings periodically as provided below;

(4)   Requiring Supervised Persons to report any violations of this Code promptly to the Firm’s Chief Compliance Officer (“CCO”); and

(5)   Providing each of the Firm’s Supervised Persons with a copy of this Code and any amendments, and requiring said Supervised Persons to provide the Firm with a written acknowledgment of their receipt of the Code and any amendments.

(b) Reporting requirements.

(1) Holdings reports. All Access Persons must submit to the CCO a report of the Access Person’s current securities holdings on a form provided by the CCO and which meets the following requirements:

(i) Content of holdings reports. Each holdings report must contain, at a minimum:

 (A)   The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(B)   The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

(C)   The date the Access Person submits the report.

(ii) Timing of holdings reports. Each Access Person must submit a holdings report:

(A)   No later than 10 days after the person becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person; and

(B)   On or within 30 days prior to January 31st of each year.  The information contained in each holdings report submitted on each January 31st must be current as of a date no more than 45 days prior to the date the report is submitted.

(2) Transaction reports — All Access Persons must submit to the CCO quarterly securities transactions reports on a form provided by the CCO and which meets the following requirements:

(i) Content of transaction reports. Each transaction report must contain, at a minimum, the following information about each transaction involving a Reportable Security, as herein defined, in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership:

(A)   The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

(B)   The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(C)   The price of the security at which the transaction was effected;

(D)   The name of the broker, dealer or bank with or through which the transaction was effected; and

(E)   The date the Access Person submits the report.

(ii) Timing of transaction reports — Each Access Person must submit a transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter.

(3) Exceptions from reporting requirements. An Access Person need not submit or include on any transaction report:

(i)   Any report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control;

(ii)   Any report with respect to transactions effected pursuant to an automatic investment plan;

(iii)  Any report if the report would duplicate information contained in broker trade confirmations or account statements previously provided to the CCO, provided that said statements were provided no later than 30 days after the end of the applicable calendar quarter.

(c) Definitions.  For the purpose of this Code:

(1)   Access Person means:
(i)   Any employee, associated person, Investment Adviser Representative, or other supervised person of the Firm:

(A)  Who has access to nonpublic information regarding any clients’ Purchase or Sale of Securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, or

(B)   Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; and

(ii)   All of the Firm’s directors, officers and/or partners.

(2)   Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

(3)   Beneficial Ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (“Exchange Act”) in determining whether a person has Beneficial Ownership of a security for purposes of section 16 of the Exchange Act and the rules and regulations thereunder. Any holding report or transaction report may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the security to which the report relates.

(4)   Covered Persons means all:

•	members, directors, officers, and partners of the Firm (or other persons occupying a similar status or performing similar functions);
•	employees of the Firm;
•	any other person who provides advice on behalf of the Firm and is subject to the Firm’s supervision and control; and
•	temporary workers, consultants and independent contractors who are subject to the firm’s supervision and control.

(5)   Federal Securities Laws means the Securities Act of 1933 (15 U.S.C. 77 et seq.), the Securities Exchange Act of 1934 (15 U.S.C. 78a et seq.), the Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat. 745 (2002)), the Investment Company Act of 1940 (15 U.S.C. 80a-1 et seq.), the Investment Advisers Act of 1940 (15 U.S.C. 806-21 et seq.), Title V of the Gramm-Leach-Bliley Act (Pub. L. No. 106-102, 113 Stat. 1338 (1999), any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311 - 5314; 5316 - 5332) as it applies to Funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

(6)   Fund means an investment company registered under the Investment Company Act.

(7)   Initial Public Offering or “IPO” means an offering of securities registered under the Securities Act of 1933 (15 U.S.C. 77a), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)).

(8)   Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(5) (15 U.S.C. 77d(2) or 77d(5)) or pursuant to 17 C.F.R. §§230.504 through 230.506.

(9)   Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

(10)   Reportable Fund means:

(i)   Any fund for which the Firm serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (15 U.S.C. 80a-2(a)(20)); or

(ii)   Any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with, the Firm. For purposes of this Code, Control has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940 (15 U.S.C. 80a-2(a)(9)).

(11)   Reportable Security means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)), except that it does not include:

(i)   Direct obligations of the Government of the United States;

(ii)   Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)   Shares issued by money market funds;

(iv)   Shares issued by open-end funds other than Reportable Funds; and

(v)   Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

(12)  Supervised Persons means Covered Persons.

(d) Business Conduct Standards

(1) Compliance with Laws and Regulations

All Covered Persons must comply with all applicable state and federal securities laws including, but not limited to, the Investment Advisers Act of 1940, Regulation S-P and the Anti-Money Laundering provision of the Patriot Act.  Covered Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

•	to defraud such client in any manner;
•	to mislead such client, including by making a statement that omits material facts;
•	to engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;
•	to engage in any manipulative practice with respect to such client; or
•	to engage in any manipulative practice with respect to securities, including price manipulation.

(2) Conflicts of Interest

We are fiduciaries, and as such, have an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients.  Adherence to this duty can be achieved by avoiding and mitigating conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.
Conflicts among Client Interests. Conflicts of interest may arise where a firm or its representatives have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts in which employees have made material personal investments, or accounts of close friends or relatives of Covered Persons). The Firm specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

Competing with Client Trades. The Firm prohibits agents or employees from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions.  In order to avoid any potential conflict of interest between the Firm and our clients, securities transactions for the accounts of IARs or employees in the same security as that purchased or sold for advisory accounts should be entered only after completion of all reasonably anticipated trading in that security for client accounts on any given day.  If after completion of all anticipated trading for client accounts, a trade is executed for an IAR or employee’s personal account on that same day at a price better than that received by the client, the IAR, or employee must notify the CCO who will prepare a memorandum detailing the circumstances of the transaction.  If after reviewing the transaction, the CCO determines that a potential conflict of interest exists, they shall have the authority to make any necessary adjustments, including canceling and re-billing the transaction to such other account(s) as appropriate.  Such memoranda and any corrective action taken will be maintained by CCO in the Firm’s compliance files.

No Transactions with Clients. The Firm specifically prohibits Covered Persons from knowingly selling to or purchasing from a client any security or other property.

(3) Personal Securities Transactions

Personal securities transactions by Covered Persons are subject to the following trading restrictions:

Initial Public Offerings (IPO).  Covered Persons are prohibited from acquiring any securities in an IPO without first obtaining written pre-clearance from the CCO.  The prior approval must take into account, among other factors, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered to an IAR, employee, or covered person by virtue of their position with the Firm.

Upon receiving a request for pre-clearance, the CCO will review the intended transaction for consideration.  The final decision will be sent in writing to the covered person requesting the permission for the IPO.  Only upon receipt of the written approval from the CCO, shall the covered person engage in the purchase of the requested IPO.  The covered person making the request and the CCO will maintain final written approval or denial for their files.

Limited Offerings.  IARs and employees are prohibited from acquiring any securities in a Limited Offering without first obtaining written pre-clearance from the CCO.  The prior approval must take into account, among other factors, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered to an IAR, employee or covered person by virtue of their position with the Firm.

Upon receiving a request, the CCO will review the intended transaction for consideration.  The final decision will then be sent in writing to the agent or employee requesting the permission for the Limited Offering.  Only upon receipt of the written approval from the CCO, shall the IAR, employee, or covered person engage in the purchase of the requested limited offering.  The IAR, employee, or covered person making the request and the CCO will maintain copies of final written approval or denial. The CCO shall conduct a quarterly analysis of personal securities transactions by Personnel for adherence to code of ethics and personal trading policies.

(4) Personal Gifts

Providing Business Courtesies.  The Firm is committed to competing solely on the merit of its products and services.  Personnel should avoid any actions that create a perception that favorable treatment of outside entities by the Firm was sought, received, or given in exchange for personal business courtesies.

Personnel must assure that any offer of business courtesy cannot reasonably be interpreted as an attempt to gain an unfair business advantage or otherwise reflect negatively on the Firm.  In addition, Personnel may never use personal funds or resources to do something that cannot be done with Firm resources.

No employee should offer or provide any gifts to clients, prospective clients, vendors or third parties with whom or with which the Firm or its affiliates conducts, or is considering conducting, business, without the consent of the CCO.  A gift may include any services or merchandise of any kind, or discounts on merchandise or services, and other transfers of cash or items of value.  This policy does not prohibit the provision of occasional or nominal non-cash gift items (without the consent of the CCO), such as holiday gifts, so long as the amount provided by any employee to any one recipient over a calendar year does not exceed $100 (for the avoidance of doubt, if more than one employee provides a gift to the same recipient in a calendar year the gift amounts are aggregated).  The following gifts are excluded from the $100 gift limit: gifts of de minimis value such as pens and notepads; promotional gifts that display the Firm’s logo such as tote bags, shirts, etc., as long as they are valued at $50 or less; personal gifts that are not paid for or reimbursed by the Firm; and gifts commemorating business transactions such as Lucite tombstones, plaques, etc., as long as they are decorative only.

Notwithstanding anything to the contrary herein, the Firm and Personnel may not accept any gift or business entertainment from any person in relation to plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  This does not include simplified employee pension plans (SEPs), SIMPLE retirement accounts, and IRAs.  The provisions of Title I of ERISA cover most private sector employee benefit plans.  Such plans are voluntarily established and maintained by an employer, an employee organization, or jointly by one or more such employers and an employee organization.  For more information on the types of plans subject to ERISA, see “ERISA-Covered Plans” under Section XI, “ERISA Accounts,” below.

Although customs and practices might differ among the many marketplaces in which the Firm conducts its business, Firm policies regarding business courtesies are substantially similar within the U.S. and elsewhere throughout the world.  As a matter of respect for the rich and diverse business customs practiced in the international markets in which the Firm does or may do business, the Firm recognizes that permissible business conduct might differ somewhat based on local ethical business practices.  Nonetheless, the actions of the Firm and Personnel, even internationally, must always be consistent with Firm policies and procedures.

Specific requirements and restrictions apply regarding the offering of business courtesies to government officials or employees (both foreign and domestic, including, with respect to foreign government officials, the Foreign Corrupt Practices Act).  For example, on September 14, 2007, President George W. Bush signed into law the Honest Leadership and Open Government Act of 2007.  This law, which went into effect on January 1, 2008, made substantial changes to the prohibitions and limitations on gifts to members of Congress and their staff, and other federal employees.  This law is complex, extremely restrictive and provides for harsh penalties (i.e., up to five (5) years imprisonment and up to $200,000 in fines).  Laws, rules, and regulations concerning appropriate meals, gifts, and entertainment to government officials and employees can also vary depending on government branch, state, or other jurisdiction.

It is against Firm policy to offer or give a business courtesy to government officials or employees (or any other individual) unless the regulations applicable to that individual permit acceptance of the business courtesy.  Accordingly, Personnel are prohibited from offering, or giving, any gift or business courtesy whatsoever to government officials or employees, without first discussing the matter with the CCO.  The foregoing policies apply similarly to officials, employees, or individuals associated with unions or other labor organizations.

If you are unsure of applicable laws, rules, and regulations with respect to providing business courtesies in any circumstance, you should consult with the CCO.

Receiving Business Courtesies.  Personnel should not obtain any material personal benefits or favors because of their position with the Firm.  Each employee’s decisions on behalf of the Firm must be free from undue influence.

No employee shall ask for, or accept, any gifts from clients, vendors or third parties with whom, or with which, the Firm, or its affiliates, conducts, or is considering conducting, business without the consent of the CCO.  A gift may include any services or merchandise of any kind or discounts on merchandise or services and other transfers of cash or items of value.  This policy does not prohibit the receipt of occasional or nominal non-cash gift items (without the consent of the CCO), such as holiday gifts, so long as the amount received by any employee from any one source over a calendar year does not exceed $250.

The foregoing is not intended to prohibit the acceptance or provision of normal amenities and entertainment that facilitate the handling of the Firm’s business, such as business luncheons, dinners, or other non-extravagant activities.  Thus, normal and customary entertainment (i.e., business meals and entertainment where the person providing the entertainment is present) that is not “lavish” is acceptable.  The Firm and its Personnel may not provide, or accept, extravagant or excessive entertainment to or from a client or any person or entity that does or seeks to do business with or on behalf of the Firm.

If any employee has any questions with regard to whether certain entertainment is considered “lavish” under this policy, such employee should contact the CCO.

Gifts and Entertainment Log.  Personnel shall report to the CCO (who shall maintain a log) all gifts and entertainment given or received.

(e) Reporting of Violations

All Covered Persons must promptly report violations of the Code to the CCO upon discovery of the violation.  If the CCO is unavailable, the violation must then be reported to any executive officer of the Firm.

(f)  Failure To Comply

Employees and other Supervised Persons are urged to seek the advice of the CCO regarding the application of this Code to their individual circumstances.  A violation of the provisions of this Code constitutes grounds for disciplinary action including termination of employment with the Firm.

(g) Form ADV Disclosures

A summary description of the Code is provided in Wahed’s ADV Part 2.  Additionally, Wahed provides a complete copy of this Code to any client or prospective client upon request.

(h) Acknowledgement of receipt

Covered Persons must acknowledge, initially and annually, that they have received, read, and understand fully, the foregoing Code of Ethics and agree to comply with the provisions herein.